ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated July 2, 2013

ETRACS Income ETNs income ETRACS Income ETNs income

A better starting point for income.* ETRACS Income ETNs Designed for yield.* ETRACS Income ETNs Including: BDCL BDCS MORL AMU MLPI MLPL

income

UBS

UBS

UBS

*	See disclaimer

ETRACS Income ETNs Including: BDCL BDCS MORL AMU MLPI MLPL Learn more ? We will not rest UBS *See disclaimer

Disclaimer The ETNs may pay a periodic coupon or distribution amount linked to cash distributions, if any, made by the index constituents, less any applicable fees or taxes (as disclosed in the applicable prospectus supplement, or product supplement and pricing supplement, for each ETN). Investors are not guaranteed any coupon or distribution amount and may not receive any coupon or distribution, under the ETNs.

ETRACS Income ETNs*

income

A better starting • point for income. * income *See disclaimer ETRACS Income ETNs Designed for yield. * ^UBS *See disclaimer ETRACS Income ETNs Including: BDCL BDCS MORL AMU MLPI MLPL . Learn more ? We will not rest UBS *See disclaimer o Disclaimer The ETNs may pay a periodic coupon or distribution amount linked to cash distributions, if any, made by the index constituents, less any applicable fees or taxes (as disclosed in the applicable prospectus supplement, or product supplement and pricing supplement, for each ETN). investors are not guaranteed any coupon or distribution amount, and may not receive any coupon or distribution, under the ETNs. We will not rest UBS UBS

UBS

ETRACS Income ETNs Income

A better ETRACS starting point Income ETNs for income. * Designed for yield* income ^UBS ^UBS *See disclaimer *See disclaimer

ETRACS Income ETNs Including: BDCL BDCS MORL AMU MLPI MLPL Learn more ? We will not rest UBS *See disclaimer o Disclaimer The ETNs may pay a periodic coupon or distribution amount linked to cash distributions, if any, made by the index constituents, less any applicable fees or taxes (as disclosed in the applicable prospectus supplement, or product supplement and pricing supplement, for each ETN). Investors are not guaranteed any coupon or distribution amount, and may not receive any coupon or distribution, under the ETNs. We will not rest

Rule 433 Legend: ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement or a product supplement and pricing supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275).